UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   May 1, 2007

SyntheMed, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware	0-20580	14-1745197
(State or Other Jurisdiction	(Commission file Number)	(IRS Employer
of Incorporation)		Identification No.)

200 Middlesex Essex Turnpike, Suite 210, Iselin, New Jersey	08830
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 732-404-1117

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - Registrant’s Business and Operations
Item 1.01 Entry into a Material Definitive Agreement.

Effective May 1, 2007, we entered into an employment agreement and change of control agreement with Mr. Marc R. Sportsman, in connection with our hiring of Mr. Sportsman as Vice President of Sales, a newly created executive officer position.

Employment Agreement

The employment agreement has an initial term of three years, subject to automatic renewal for one-year periods unless earlier terminated by either party on six months’ prior notice. Mr. Sportsman is entitled to an annual base salary of $240,000, subject to annual cost of living increases and such bonuses and stock options as the Board of Directors shall determine. Mr. Sportsman’s target cash bonus for 2007 has been set at $75,000 (to be prorated to reflect the portion of the year actually employed), and we have agreed to grant him a stock option under our 2006 Stock Option Plan to purchase 300,000 shares of our common stock, exercisable at fair market value on the date of grant in four equal annual installments commencing the date of grant and expiring ten years from the grant date. Mr. Sportsman shall have the right to participate in, to the extent otherwise eligible under the terms thereof, the benefit plans and programs, including medical, savings and retirement plans, and receive the benefits and perquisites generally provided to employees of the same level and responsibility. Mr. Sportsman is also entitled to a car allowance of $700 per month.

Under certain circumstances, we may become obligated to pay severance to Mr. Sportsman under the employment agreement. These circumstances include (i) our failure to renew the agreement at the expiration of the term, (ii) our termination of Mr. Sportsman’s employment without cause and (iii) Mr. Sportsman’s resignation for “Good Reason” (as defined in the agreement). The severance obligation is limited to a maximum of six months’ of base salary plus the cost of premiums for health insurance benefits that Mr. Sportsman would otherwise have been entitled to receive during such period. The employment agreement contains confidentiality, ownership of intellectual property, non-compete and non-solicitation provisions.

Change of Control Agreement

The change of control agreement is designed to help ensure that our company will have the benefit of the continued services and dedication of Mr. Sportsman, notwithstanding the possibility, threat or occurrence of a change of control. Under the agreement, and subject to the terms thereof, Mr. Sportsman will be entitled to certain payments and other benefits if his employment is terminated or he resigns for “Good Reason” in connection with a “Change of Control” of our company, as those terms are defined in the agreements. Subject to the terms of the agreement, these benefits and payments generally include i) accelerated option vesting, (ii) extended option exercisability notwithstanding termination of employment, (iii) continued entitlement to participate in group health plans for a period of one year following termination of employment at the same cost rate charged to then-current employees and (iv) payment to Mr. Sportsman by our company in 12 equal monthly installments of (A) 150% of his highest base salary in effect during the one-year period preceding termination of employment and (B) the greater of the previous year’s annual bonus received by Mr. Sportsman or his current year target annual bonus. Severance payments under the employment agreement will reduce the severance payment obligations under the change of control agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SyntheMed, Inc.

Date: May 4, 2007	By:	/s/ Robert P. Hickey
Robert P. Hickey
President, CEO and CFO